Exhibit 10.16

DEALER AGREEMENT

Agreement entered into, by and between AgEagle Aerial Systems, Inc., a Kansas, USA corporation having its principal place of business at Neodesha, Kansas 66757, USA (“SUPPLIER"), and Agribotix LLC, a Colorado limited liability company having its principal place of business at 3309 Airport Road, Boulder, CO 80301 ("DEALER").

IT IS AGREED:

1.	Appointment. SUPPLIER appoints DEALER to serve during the term of this Agreement as an authorized dealer of the Products, and DEALER accepts such appointment. DEALER agrees not to promote AgEagle products below the minimum suggested retail cost.

1.1	Definition of "Products." The term "Products" will mean all Products offered for sale by SUPPLIER generally, as set forth and described in SUPPLIER's then current published price list (Price List) in effect at the date of this agreement. Products may be added to or deleted from the Price List by SUPPLIER upon thirty (30) days prior written notice to DEALER. SUPPLIER may, in its sole discretion, alter the specifications for any Product.

2.	Term. The term of this agreement will be twelve (12) months from the Effective Date of this Agreement. The Agreement is automatically renewed for one-year periods at all anniversary dates unless this Agreement is otherwise terminated. Either party may terminate this Agreement at the end of a Term by notifying the other party of its intention to not renew this Agreement within 60 or more days notice prior to expiration.

3.	Duties of DEALER. DEALER will:

3.1	Use reasonable commercial efforts to promote the sale of SUPPLIER’s Products within the United States commencing no earlier than January 1, 2018 and after DEALER's presentation to SUPPLIER of DEALER'S proposed Marketing Plan to support such sales. [Note that selling products beyond the dealers ability to service within 12 hours is a breach of this Agreement and may be subject to Termination for cause as described in 16.2(d) below.]
3.2	Provide timely delivery of Products to DEALER’s customers;
3.3	Provide SUPPLIER with sales activity reports in a mutually agreeable format; and
3.4	Hold appropriate levels of inventory to ensure prompt and timely delivery of products to customers;
3.5	Avoid deceptive, misleading or unethical practices that may be detrimental to SUPPLIER or the Products;
3.6	Send personnel to SUPPLIER’S training programs;

3.7	Train and educate customers on safe operations of all components and appropriate federal and local regulations;
3.8	Not disclose confidential information, including fees or specific terms of the Dealer Agreement to any third party without prior written consent of SUPPLIER;
3.9	Notify SUPPLIER of any shortage or nonconformities in any shipment within 10 days of DEALER’S receipt of such shipment. If DEALER does not provide any notice of shortfall or nonconformity within such 10-day period, the shipment will be deemed accepted; and
3.10	Not accept any box or package from AgEagle that appear to be damaged by the shipper.

4.	Duties of SUPPLIER. SUPPLIER, at no cost to DEALER, will provide to DEALER in a timely manner:

4.1	The current price and Product information in a PDF format that will allow DEALER to provide such information to DEALER’s customers;
4.2	Sufficient quantities of marketing materials for sales programs;
4.3	Adequate training;
4.4	Technical support for all SUPPLIER’s Products sold by DEALER;
4.5	Assurances that the Products, as manufactured and sold to DEALER, fully comply with all applicable laws, standards, codes and regulations; are appropriately marked and labeled in accordance with all applicable laws, standards, codes and regulations; and suitable for dealer; and
4.6	Notification of whether any Product has been discontinued.

5.	DEALER Sales Activity Reports. If required by SUPPLIER, within five (5) business days after the end of each quarter, DEALER will send to SUPPLIER:

5.1	A stock status report showing the quarter-end, on-hand quantities of SUPPLIER’s Products by device type and warehouse location; and
5.2	A point-of-sale report showing Product sales for the quarter just ended by device type, customer name and address, quantities and sales price, for SUPPLIER’s Products.

6.	SUPPLIER Reports. Within five business days after the end of each quarter, SUPPLIER will send to DEALER, in a mutually agreeable format, an open status report, listing all accepted orders that have not yet been shipped, and indicating the part number, quantity, order date, purchase order number and Acknowledged Shipment Date for each such order. SUPPLIER reserves the right to allocate the supply of Product between its Customers in its sole discretion.

7.	Audits. Not more than once during any year or additional audits if mutually agreed up in advance, upon reasonable prior written notice, SUPPLIER may at its cost:

7.1	Audit those records of DEALER at DEALER’s corporate headquarters, which pertain solely, and exclusively to purchases of SUPPLIER’s Products under this Agreement for the previous twelve (12) months or from and after the last such audit, whichever period is shorter;

7.2	Conduct a physical inventory of SUPPLIER’s Products purchased under this Agreement at any stocking location; and
7.3	Have the audit performed by SUPPLIER and not third party auditors unless specifically approved by the DEALER.

The audit and inventory will be carried out at reasonable times and in a manner that will not disrupt or otherwise materially adversely impact the conduct of DEALER's or the Supplier’s business. SUPPLIER’s auditors will sign non-disclosure agreements before being permitted to perform audit.

8.	Orders; Delivery; Rescheduling; Cancellation.

8.1	Orders. SUPPLIER will acknowledge each DEALER purchase order, in writing, at the earliest practicable date, but in any event within five (5) business days following receipt thereof and will confirm the requested shipment date or specify an alternative shipment date (“Acknowledged Shipment Date”). DEALER must submit a $5,000 deposit with AgEagle Aerial System for each system being ordered. Should SUPPLIER not accept any order, the SUPPLIER will return the $5,000 deposit immediately. SUPPLIER shall have no liability to DEALER or any of its customers as a result of SUPPLIER’S rejection hereunder of any orders submitted by DEALER.
8.2	Delivery. Delivery terms for the Product shall be Ex Works (“EXW”) SUPPLIER’S Neodesha, Kansas facilities under INCOTERMS 2010. DEALER shall pay all costs relating to transportation, storage, delivery, duties and insurance. DEALER shall provide SUPPLIER with instructions on the applicable order.
8.3	Rescheduling. DEALER may, on at least 60 business days prior written notice, reschedule the Acknowledged Shipment Date of any order without cost or penalty. DEALER may not cancel orders or risk losing all or part of deposits.
8.4	Cancelation / Returns. DEALER may not return products for a refund but credits to DEALER'S account may be considered by supplier, but solely at the discretion and approval of the SUPPLIER.
8.5	DEALER’s Acceptance. DEALER’s acceptance of Products will occur upon its receipt and inspection of the Products unless DEALER notifies SUPPLIER that the Products are defective or do not conform to the SUPPLIER’s applicable warranty, the terms of this Agreement, or DEALER’s order. DEALER will use its reasonable commercial efforts to provide such notice within 5 days of its receipt of the Products. DEALER may return for full credit any and all Products found to be defective at delivery, or within a reasonable time thereafter. Acceptance of Products under Section 8.3 shall have no affect on the warranty terms in Section 13 herein.
8.6	Early Shipments. Products delivered more than 15 business days prior to their Acknowledged Shipment Date will be accepted by the DEALER.

9.	Shipping and Risk of Loss.

9.1	Packing. All packing materials and methods for Products will conform to standard industry practices.
9.2	Delivery. DEALER will pay all delivery costs to deliver Products to DEALER’S facility, customer’s facility, or other location designated by DEALER.
9.3	Title and Risk of Loss. Title (exclusive of the SUPPLIER’s retained intellectual property rights) and risk of loss shall be transferred from SUPPLIER to DEALER when SUPPLIER delivers the Product at the disposal of DEALER at SUPPLIER’S Neodesha, Kansas facilities. DEALER shall be solely responsible for filing claims relating to any lost goods or goods damaged in transit. Shipping dates are approximate. In no event shall SUPPLIER be liable for any re-procurement or cover cost for delay in shipment or non-shipment due to causes beyond SUPPLIER’s reasonable control.

10.	Prices, Price Changes and Taxes. DEALER will pay the prices for Products as set forth in SUPPLIER’s Price List in effect as of the date of this Agreement.

10.1	Price Changes. SUPPLIER may change the prices contained in the Price List, but the change will not be effective to DEALER unless SUPPLIER gives at least 30 days advance, written notice to DEALER.
10.2	Price Increases. Prior to the effective date of a price increase, DEALER may order Products requesting delivery within 30 days, at the prior, lower price. Products shipped under orders submitted by DEALER prior to the effective date of any price increase will be shipped and invoiced at the price in effect at the time of order placement.
10.3	SUPPLIER’s Pricing Representation. SUPPLIER represents and warrants that its practices and policies, including prices and discounts, comply with all applicable laws.
10.4	Special Pricing. If SUPPLIER offers DEALER special pricing, additional discounts or any other terms pursuant to program offers, DEALER may adjust the prices of and discounts for Products in its Purchase Orders to reflect such terms.
10.5	Special Purchases. SUPPLIER and DEALER may, at any time during the term of this Agreement, enter into separate agreements for the special purchase of Products, including non-standard Products. Such agreements will be subject to all terms and conditions hereof unless inconsistent with the terms of such special agreements or unless otherwise agreed.
10.6	Taxes. All prices quoted are exclusive of all taxes. SUPPLIER will invoice DEALER for all taxes applicable to sales of the Products, itemized by type and jurisdiction, which SUPPLIER is required by law to collect from DEALER.

11.	Payment and Credits.

11.1	Payments. SUPPLIER will invoice DEALER via electronic transmission no later than 10 business days after shipment or delivery of Products. Such invoices will be due within 15 days of the invoice date. SUPPLIER reserves the right to cancel or suspend any Orders placed by DEALER and accepted by SUPPLIER, or refuse or delay shipment thereof, if DEALER fails to: (a) make any payments as provided herein or in any invoice provided by SUPPLIER; or (b) otherwise comply with the terms and conditions of this Agreement. DEALER will pay SUPPLIER all amounts due under this agreement within two weeks of the effective date of any termination or expiration of this agreement.
11.2	Credits. In the event DEALER is entitled to a credit from SUPPLIER that amount will be credited to the DEALER'S account.
12.	Product Changes.

12.1	Addition and Deletion of Products. SUPPLIER may add or delete Products from its price List upon 15 days prior written notice to DEALER.
12.2	Obsolescence and Modification. SUPPLIER reserves the right to (i) discontinue the manufacture or sale of, or otherwise render or treat as obsolete, any Product, (ii) modify the design or manufacture of any Product. DEALER will not return any unsold product to the SUPPLIER that is replaced by newer products developed by the SUPPLIER. Returns will not be accepted. The DEALER understands that this technology is rapidly evolving and changing. Thus, it is important that the dealer continually sells through existing inventory.
12.3	Introduction of New Products. SUPPLIER will give DEALER at least 15 days prior written notice of the introduction of any new Products that preclude or materially limit DEALER from selling any of SUPPLIER’s Products. The burden of dissolving unsold inventory is with the DEALER. The SUPPLIER will not give credit or refunds for any returns of previous technology.

13.	Warranty.

13.1	Warranties to DEALER. SUPPLIER warrants to DEALER and its customers that:
a)	Products conform to their published documentation and are free from defects in design, workmanship and materials under normal use for the life of the product; and
b)	No suit or proceeding is pending or threatened alleging that any Products, regardless of their combination with other components, infringe upon or misappropriate the intellectual property rights of any other person or entity; and
c)	DEALER is authorized to pass warranty through to DEALER's customers and to end users. The warranty period begins to run upon delivery of the Product to the end user.

13.2	Warranty Indemnification. Despite anything to the contrary contained in SUPPLIER’s warranty or elsewhere in this Agreement, SUPPLIER will indemnify DEALER against, and hold it harmless from, any cost, loss, damage or liability (including reasonable attorney's fees and any deposition costs) arising from or related to SUPPLIER's conduct or the failure, or alleged failure, of the Products, as manufactured and sold to DEALER, to fully comply with all applicable laws, standards, codes, specifications and regulations or to be suitable for resale or other dealer by DEALER as contemplated by this Agreement. All warranty and indemnification provisions of this Agreement will survive the termination hereof.
13.3	Disclaimer of Warranty. Except as set forth herein, DEALER disclaims all warranties with regard to SUPPLIER’s Product(s), including without limitation, the implied warranties of merchantability and fitness for a particular purpose. This section shall survive termination or expiration of this Agreement.
13.4	Limitations of technology. The DEALER must understand that remote sensing technology like the AgEagle Aerial System is a new and evolving technology and agrees to communicate this to customers prior to their purchase of a system. Although the aerial mapping system is superior to the way it was just a few months ago, when crops become mature, the processing of aerial images becomes more difficult and in some cases it is not possible to create high quality aerial images. Although the goal is to create high quality aerial images, it is not always possible.

14.	Intellectual Property.

14.1	Indemnification. SUPPLIER will indemnify, defend, and hold DEALER, its successors, assigns, customers and end-users harmless against all loss, damages, costs and expenses (including reasonable attorneys’ fees and costs of establishing rights to indemnification and any settlement including deposition costs) based on any claims, demands, suits, proceedings and actions (“Claims”), in connection with any alleged infringement of any patent, copyright, trademark or other intellectual property right of a third party, including any Claims that the product, or the process, design, or methodology used to manufacture the Product infringes any third party patent, copyright, trademark or other intellectual property right.
14.2	DEALER Assistance. DEALER will provide SUPPLIER with written notice of any such Claims, grant full authority to SUPPLIER to defend and settle such Claims, and upon SUPPLIER’s request, provide reasonable assistance and information, at SUPPLIER’s reasonable cost and expense.
14.3	SUPPLIER Claim Duties. If a Product becomes the subject of a Claim or DEALER is enjoined from selling or using a Product, SUPPLIER will have the option to:
a)	Procure for the DEALER the right to sell and use the Product;
b)	Provide the DEALER with replacement or modified Product that is non-infringing; or
c)	If SUPPLIER is unable to provide the remedies in 14.3(a) or (b), refund the full purchase price for such Product.

15.	General Indemnification. SUPPLIER will indemnify and hold the DEALER harmless of and from any and all liabilities, losses and damages (including costs, expenses and attorneys' fees, and costs of establishing rights to indemnification including deposition costs) resulting from any claim of any of DEALER's customers or any other third party, including employees of DEALER or SUPPLIER, for death, personal injury, breach of warranty, acts of omission or representations of the SUPPLIER, or damage to property arising out of, or in any way connected with, the Products or the use or operation thereof.

Neither party will be liable to the other pursuant to this Agreement for amounts representing indirect, special, incidental, consequential or punitive damages of the other party arising from the performance or breach of any terms of this Agreement.

16.	Termination.

16.1	Termination for Convenience. Either party may terminate this Agreement without cause and at any time upon giving 30 days prior written notice to the other party. Such termination will be effective on the date stated in the notice.
16.2	Termination for Cause. Either party may terminate this Agreement immediately for cause in the event the other party:
a)	Becomes insolvent; or
b)	Assigns or transfers, either voluntarily or by operation of law, any or all of its rights or obligations under this Agreement without having obtained the prior written consent of the other party; or
c)	Upon the filing of a petition by or against it under any state or federal bankruptcy or insolvency law, fails to tender to the other party a guaranty of its obligations under this Agreement by a person, firm or other entity having a net worth of at least 85 percent of its own net worth as of the commencement of this Agreement, such guaranty to be in a form satisfactory to the other party; or
d)	Fails to perform any of its material obligations under this Agreement and fails to cure such default within 30 days after written notice.
e)	Fails to secure or renew any license, permit, authorization or approval that is essential for the conduct of business in any significant area of the Territory; or has any license, permit, authorization or approval revoked or suspended.
f)	Violates any applicable law or regulation of a governmental entity.

16.3	Effects of Termination:
a)	If Agreement is terminated by SUPPLIER under 16.1 or by the DEALER, the SUPPLIER is not obligated to repurchase any unsold Products in DEALER's inventory.
b)	After any termination of this Agreement, SUPPLIER will sell to DEALER any products that DEALER is contractually obligated to furnish to a customer if DEALER orders such Products within 15 days after the effective date of termination.
c)	SUPPLIER shall pay DEALER for purchases under Subsection 16.4 within 30 days from shipment of the Products by DEALER.
16.4	Outstanding Orders. In the event of any termination, SUPPLIER shall, if requested to do so by DEALER, honor any open DEALER purchase order then outstanding.
17.	Confidential Information. Each party will receive and maintain in confidence all proprietary information, trade secrets or other know-how belonging to the other (including but not limited to knowledge of manufacturing or technical processes, financial and systems data, and customer information) provided that any such information, secrets or know-how is expressly designated as being confidential, except and to the extent that disclosure is required by law, regulation or court order, or enters into the public domain through no fault of the party obligated to maintain such confidentiality. Without limiting the foregoing, all material and information made known to SUPPLIER by DEALER pursuant to Section 5 of this Agreement is hereby designated as confidential. The obligation not to disclose will be for a period of two (2) years from receipt of the confidential information unless otherwise agreed to by both parties.
18.	Use of Trademarks/Trade names. This Agreement does not create, and neither party will have any right in, or to the use of, any mark, name, style or logo of the other party. DEALER is, however, hereby granted a nonexclusive right to use SUPPLIER's marks, names or logos to identify itself as an authorized DEALER of the Products and for advertising and promoting its services under this Agreement.

19.	General Provisions.

19.1	Independent Contractors. SUPPLIER and DEALER are independent contractors and each is engaged in the operation of its own business and neither will be considered the agent of the other for any purpose. Nothing contained in this Agreement will be construed to establish a relationship that would allow either party to make representations or warranties on behalf of the other except as expressly set forth herein.
19.2	Assignment. Neither party may assign this Agreement in whole or in part without the prior written consent of the other, which will not be unreasonably withheld. This agreement will be binding upon and inure to the benefit of the parties and their successors and assigns.

19.3	Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter and supersedes all related prior agreements between the parties. Amendments to this Agreement must be in writing, signed by the duly authorized officers of the parties, specifically stating that such amendments are made pursuant to this Agreement.
19.4	No Implied Waivers. The failure of either party at any time to require performance by the other of any provision will not affect the right of such party to require performance at any time after, nor will the waiver of either party of a breach of any provision be taken or held to be a waiver of a provision itself.
19.5	Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or unenforceability of such provision in any other jurisdiction.
19.6	Survivorship. All obligations and duties of the parties that by their nature extend beyond the expiration or termination of this Agreement, will survive and remain in effect beyond any expiration or termination hereof.
19.7	Force Majeure. Neither party will be liable for failure to fulfill its obligations under this Agreement or any purchase order issued hereunder or for delays in delivery due to causes beyond its reasonable control, including, but not limited to, acts of God, acts of terrorism, epidemic, acts or omissions of the other party, man-made or natural disasters, strikes, delays in transportation or inability to obtain labor or materials through its regular sources. The time for performance of any such obligation will be extended for the time period lost by reason of the delay.
19.8	Conflicting Terms. The parties agree that the terms and conditions of this agreement will prevail not withstanding contrary or additional terms in any purchase order, sales acknowledgment confirmation or any other document issued by either party affecting the purchase or sale of Products.
19.9	Notices Notices and other communications by either party under this Agreement shall be deemed given when delivered by hand or deposited in the United States mail as certified mail, postage prepaid, addressed to the chief executive officer of the other party at its then principal place of business as follows:

If to SUPPLIER:

AgEagle Aerial Systems, Inc.

117 South 4th Street

Neodesha, Kansas 66757

Attention: Bret Chilcott

If to DEALER:

Agribotix, LLC

3309 Airport Road

Boulder, Co 80301

Attention: Paul Hoff

19.10	Affiliates. DEALER is entering into this Agreement on its own behalf and on behalf of its Affiliates and is acting as their agent for the purposes of this agreement. Whenever reference is made herein to “DEALER”, such reference shall be deemed to include all Affiliates of DEALER. The rights and obligations of DEALER shall inure to the benefit of DEALER’s Affiliates and may be directly enforced by either DEALER and/or any such Affiliate. For the purposes of this agreement, the term "Affiliate" shall mean any entity, which directly or indirectly controls, is controlled by, or is under common control with DEALER.
19.11	Governing Law. This Agreement will be interpreted in accordance with the laws of the State of Kansas. SUPPLIER agrees that it will be subject to personal jurisdiction within the State of Kansas.
19.12	Compliance with Laws. SUPPLIER represents and warrants to DEALER that its practices and policies (whether manufacturing or otherwise), including any prices or discounts extended to DEALER in connection with products, comply with all applicable U.S. and international laws.

AGREED THIS	AGREED THIS

November 20, 2017	November 20, 2017

AgEagle Aerial Systems, Inc. 117 S. 4th Street Neodesha, KS 66757 By ___________________________ Title __________________________	Agribotix, LLC 3309 Airport Road, Boulder, CO 80301 By ___________________________ Title __________________________